SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                         The securities act of 1934

     Date of Report (Date of earliest event reported)   March 2, 1994

                         BFC FINANCIAL CORPORATION

FLORIDA                            0-9811              59-2022148
- -------                            ------              ----------
(State or other                    (Commission         (I.R.S. Employer
jurisdiction of                    File Number)        Identification
incorporation)                                         No.)

               P.O. Box 5403, Fort Lauderdale, FL   33310-5403
               -----------------------------------------------
                    (Address of principal executive offices)

     Registrant's telephone number, including area code: (305) 760-5200

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Item 5.   Other Events.

As previously reported in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, in January 1992 an individual filed suit against a subsidiary of the Registrant seeking return of an earnest money deposit held by an escrow agent and liquidated damages in the amount of $85,000 as a result of the failure to close the purchase and sale of an apartment complex in Indianapolis, Indiana. The subsidiary was to have purchased the complex from a third party and then immediately resell it to plaintiff. The third party seller was named as co-defendant and thereafter filed a crossclaim against the subsidiary seeking to recover the earnest money deposit. In September 1983, plaintiff filed an amended complaint naming additional subsidiaries of the Registrant and certain officers of the Registrant as additional defendants and seeking unspecified damages based on alleged fraud and interference with contract. The case was tried during October 1988. In April 1989, the Court entered a judgment against the subsidiary, the Registrant and certain other affiliates, jointly and severally, in the amount of $85,000 as liquidated damages with interest accruing at 8% per annum from September 1, 1981, compensatory damages of $1.00 and punitive damages of $100,000. The judgement also awarded plaintiff the return of his $85,000 escrow deposit and awarded the third party seller $85,000 in damages plus interest against the subsidiary. The Registrant expensed all of such amounts. Both plaintiff and the Registrant appealed the judgment and in June 1991, the appellate court reversed the trail court's decision on the issue of compensatory damages and remanded the case to the trial court to determine the amount of compensatory damages to be awarded. A hearing on remand was held on February 3, 1993. On February 25, 1994, the court on remand awarded plaintiff a judgment in the amount of $85,000 for liquidated damages for breach of contract jointly and severally from the subsidiary, the Registrant and certain named affiliates, plus prejudgment interest of $52,108.50 through May 1, 1989, plus post-judgment interest of 10% per annum thereafter until paid. Additionally, plaintiff was awarded a judgment against the defendants in the amount of $2,570,000 for tortious interference, plus prejudgment interest of $469,400 through May 1, 1989, plus post-judgment interest of 10% per annum thereafter until paid. The Registrant which was advised of the courts decision on March 2, 1994 intends to appeal the trail court's order.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


BFC FINANCIAL CORPORATION

By:  Glen R. Gilbert
     Senior Vice President,
     Chief Financial Officer and Secretary

March 14, 1994